UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Allergan, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

The following statement was provided by Allergan, Inc. (“Allergan”) in response to media inquiries regarding the presentation made by Pershing Square Capital Management, L.P. (“Pershing Square”) on July 17, 2014:

“Today’s presentation by Mr. Ackman is more of the same – baseless accusations and mischaracterizations designed to distract stockholders so Valeant can acquire Allergan at the lowest possible price. Investors need to question why Pershing Square is going to such great lengths to criticize Allergan and to campaign for Valeant to pay less, not more. Pershing Square is conflicted and economically incentivized to support Valeant acquiring Allergan at a price that benefits the acquiror to the detriment of Allergan’s other stockholders. The facts speak for themselves – Allergan has an extremely successful track record of performance and a stockholder-friendly corporate governance profile, including an annually-elected board, and rights of stockholders to call special meetings and act by written consent. Notwithstanding Mr. Ackman’s efforts to change the subject, Allergan recognizes this is all about value and that’s what Allergan intends to deliver to all stockholders.”